UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Genentech, Inc.

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Tanox Employee Q&A

Transition / Tech Transfer Teams:

1Q.	Will the transition agreements be for a defined term of service, like 60 or 90 days, or will they be until notified which could be an indefinite period?

1A.	It is currently anticipated that the tech transfer agreements will specify a period of time and will guarantee a retention payment if an employee satisfactorily completes the assignment or is released prior to the end of that period. Some employees may be asked to extend the retention period for another term, and would in that case be eligible for another retention payment. We will make every effort to notify employees about potential extension of their retention period as early as possible after decisions are made.

2Q.	For employees who become transition team members after the close, what will their employment status be, (i.e. full-time regular, or temporary employees)?

2A.	We have not finalized what the employment status will be for post-close transition team members, due to the fact that key decisions have not yet been made about sites, projects, etc. We do have options of classifying employees as full-time regular and/or ‘term’ employees. A Genentech term employee has a specific time period of service identified in the employment contract and is eligible for Genentech benefits including health and 401k benefits. Term employees are not, however, eligible for the bonus or stock program. It is possible that Transition Team members, if designated as term, will be offered a regular full-time position at the conclusion of the transition. Final decisions have not yet been made re: transition team member status but will communicate this as soon as possible.

Employees asked to serve on the transition team will also be eligible to receive a retention bonus in addition to their salary. The retention bonus will be paid to employees who satisfactorily complete the transition period.

We will make every effort to notify employees about potential extension of their retention period as early as possible prior to decisions being made.

3Q.	For transition team members, if they are not full-time regular employees, will they get benefits and if so, will they get Tanox benefits or, GNE benefits?

3A.	Per answer above, regardless of whether transition team members are full-time regular or term employees, all are eligible for Genentech benefits including health and 401k benefits. A process for enrolling transition team members in Genentech benefits is currently being developed.

4Q.	How much notice will be given before layoffs occur?

4A.	Our goal is to give each employee as much notice as possible as to their status. Our target to begin communicating about relocation, transition and layoffs is early January, subject to regulatory approval of the transaction. However, realistically, there may be some Tanox employees whose status won’t be determined for some time after that.

5Q.	If a Tanox employee is offered a position at Genentech and accepts, what is the expected timeline for beginning new positions at Genentech?

5A.	This is dependent upon the close timing and individual hiring manager decisions. We will work to be flexible with each person’s individual situation while still meeting the needs of the business.

6Q.	Will employees considering relocation have a chance to visit the Genentech site, meet with future colleagues and assess housing opportunities before making a final decision on relocation?

6A.	Yes, we will provide a site visit so that you can fully assess the opportunity at Genentech.

References and Letters of Reference:

7Q.	Will Tanox and/or Genentech maintain a method whereby prospective employers can check a Tanox employees’ employment references once the acquisition is completed? If so, how long will the service be provided?

7A.	Yes, after the close, Tanox employees will need to refer prospective employers to Genentech’s Employee Resource Center (ERC) that will respond in the same manner as we do for Genentech employees generally. That is, Genentech will confirm dates of employment and last position held. Dates of employment and positions with Tanox will also be included. The appropriate contact information will be provided to Tanox employees prior to the close.

8Q.	Will co-workers, Managers, Directors, Vice Presidents, and the President of Tanox be composing and issuing letters or statements of reference for all Tanox employees who request such a reference?

8A.	Tanox policy and practice will govern this prior to the close. After the close, managers should follow Genentech’s standard practice that typically does not permit such letters of reference. Genentech would be willing to issue a letter confirming that an employee was laid off.

9Q.	Will there be a mechanism to allow prospective employers to speak directly with their previous supervisors after closing the deal but before severance? How about after severance?

9A.	Tanox policy and practice will govern this prior to the close. After the close, managers should follow Genentech’s standard practice that typically does not permit such references. Genentech will confirm dates of employment and last position held. Dates of employment and positions with Tanox will be included.

Severance Agreements and Benefits Logistics:

10Q.	Will the severance COBRA payment be made to the insurance company or to the employee?

10A.	The terms of the COBRA payment have not been finalized yet, but we will maintain the same coverage and will likely pay the claims directly as our intent is to ensure you have coverage.

11Q.	How long will the life insurance provision of our compensation continue after severance?

11A.	We are reviewing the life insurance provisions and will provide an update as we approach the close, but it is likely that the coverage will terminate at or shortly after the time of termination.

12Q.	Will company voicemail be available to all severed employees for some time after severance?

12A.	Voicemail will be shut down upon termination.

13Q.	What will the release of claims say? Will the severance agreement have a non-compete clause, a non-solicitation clause, and if so what will it say?

13A.	We are in the process of developing the release agreement and will provide that at the time of severance. There is no intent, however, to include a non-compete or non-solicitation clause. Rather employees will be governed by their confidentiality obligations that continue after employment ends.

14Q.	Is it possible for the transfer of laptops, electronic devices, desk top computers, etc. to severed employees at a discount, these items bringing a small sum during resale but to an employee it can allow them continuity of work?

14A.	We will not be providing company equipment to severed employees, in part due to confidentiality issues.

15Q.	If the deal closes in January/February, what will happen with any unused flex spending account monies that are unused (note: Tanox plan allows employees to incur expenses up to March ‘07 for the ‘06 Flex accounts)?

15A.	We are looking into this issue, and will follow up as soon as we have an answer.

16Q.	What happens to my accrued paid time off? Do I have to take my vacation days before the close?

16A.	Our goal is to be flexible and give employees the opportunity to pay out PTO, roll it over, or pay out some and roll over the balance. Employees who have accrued PTO and don’t join Genentech will be paid out for their PTO.

17Q.	Will there be any filing of mass unemployment benefits?

17A.	We understand that Texas does allows us to file on behalf of employees. We are looking into the feasibility of doing this.

Outplacement Services:

18Q.	Can severed employees pick their own agent and receive reimbursement or do they need to use the firm(s) selected by Genentech?

18A.	Genentech will provide outplacement services to impacted employees through our outplacement partner. Tanox employees will need to use our services and will not be reimbursed if they choose to use a different service.

19Q.	What does the outplacement service include (e.g., resume writing, interviewing help, job searches, etc.)? When will it start?

19A.	We are currently finalizing the specific components of the placement service and details about when it will become available. We will communicate this as quickly as possible.

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ADDITIONAL QUESTIONS FROM TOWN HALL MEETING

20Q.	Prior to joining Genentech, do I need to establish a relationship with Wachovia to exercise my Tanox shares?

20A.	Yes. You must establish a relationship with the bank that manages Tanox employee stock programs. We understand that to be Wachovia, but you need to check with Tanox leadership.

21Q.	Will job offers be made based on the 30-minute interviews that occurred during the last two days or will additional interviews be required?

21A.	The need for additional interviews will be handled on a case-by-case basis. For some positions, there may be only one interview; for others, additional conversations may be required.

22Q.	If an employee is offered a position on the Transition Team, is there still a chance that they will be severed at the end of the transition?

22A.	Yes, Tanox employees who are invited to join the Transition Team are not guaranteed full-time, ongoing employment. Transition employees will be eligible for transition incentive and retention bonus, and may be offered positions at the end of the Transition period.

23Q.	If you are offered a job at Genentech and your spouse is also interested in a job at Genentech, will there be any special consideration made for the spouse?

23A.	Your spouse should feel free to submit to any open requisition on gene.com. In addition, you may want to work with your hiring manager to see if they would be willing to forward your spouse’s resume to the hiring manager for the position your spouse is interested in with a note explaining the relationship. Generally, that may help your spouse get greater attention to his or her resume. Ultimately, however, it will be up to your spouse to secure any job based on his or her merits.

24Q.	If you are on the Transition Team and take another position before the end of the Transition, what would you be eligible for in terms of additional compensation?

24A.	If you join the Transition team and leave before the end of the Transition, you would not be eligible for the retention bonus. The only exception to this would be if you and the Genentech manager both agreed that the Transition completed earlier than expected.

25Q.	How large is the retention bonus?

25A.	We cannot provide specifics at this time since the transition streams are very different and some may be more critical than others. However, we can tell you that it will be significantly more than your normal bonus. We recognize that your knowledge is valuable and that we need to make it attractive to have you stay for the Transition.

26Q.	What is the current renter occupancy rate in Bay Area?

26A.	The current renter occupancy rate is 96.2 percent.

27Q.	Is there a point person at Genentech for relocation questions?

27A.	Yes, we have an email address and phone number, as well as an established a process to handle questions Tanox employees may have regarding relocation and immigration. Tanox employees can email or call. We appreciate if employees can put “Tanox” in the subject line of any emails.

Additional Information and Where to Find It

In connection with the proposed acquisition of Tanox by Genentech and the required approval of the transaction by Tanox’s stockholders, Tanox filed a definitive proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”) on December 7, 2006. Stockholders of Tanox are urged to read the definitive proxy statement and any other relevant documents because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other relevant documents when they become available by contacting Tanox Investor Relations at 713-578-4211. In addition, documents filed with the SEC by both Genentech and Tanox are available free of charge at the SEC’s web site at http://www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Tanox in connection with the transaction, and their interests in the solicitation, is set forth in the proxy materials filed by Tanox with the SEC.

This question and answer document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, our expectations regarding the closing of the acquisition and the integration of the operations of Tanox and our expectations regarding the timing of our evaluations and decisions for transition plans. Actual results could differ materially. Among other things, the transaction and its timing could be affected or prevented by failure of certain closing conditions to occur, including FTC or other regulatory actions or delays; and integration of the Tanox business (including the timing of our decisions regarding such integration) could be affected by failures in our due diligence review of the Tanox business and failure to retain certain key employees. Please refer to Genentech’s periodic reports filed with the Securities and Exchange Commission. Such reports contain and identify important factors that could cause actual results to differ materially from those contained in our forward-looking statements. All such risk factors, including those found in our most recent Form 10-Q filed with the Securities and Exchange Commission, are incorporated by reference into this question and answer document. We undertake no obligation to update or revise any forward-looking statements in this question and answer document in the future.